Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE:

DATE: October 25, 2012

Media Relations

CONTACT: Christina Sutter

PHONE: 724-539-5708

Investor Relations

CONTACT: Quynh McGuire

PHONE: 724-539-6559

Kennametal Names Peter Dragich

Vice President Integrated Supply Chain and Logistics

LATROBE, Pa., October 25, 2012—Kennametal Inc. (NYSE: KMT) announced today the appointment of Peter Dragich, age 49, to the position of Vice President Integrated Supply Chain and Logistics, reporting to Kennametal Chairman, President and Chief Executive Officer Carlos Cardoso. In this role, Dragich will lead the company’s global manufacturing operations; distribution centers and reconditioning facilities; with additional responsibilities for supply chain management; supplier sourcing; advanced manufacturing engineering; and environmental, health and safety.

Prior to joining Kennametal, Dragich was Vice President, Global Field Operations, Climate, Controls, and Security for United Technologies Corporation. He also served in several manufacturing management positions at Ford Motor Company and was a Sergeant in the United States Marine Corps. In addition, he brings more than 23 years of experience in supply chain management and cross-functional collaboration.

Dragich holds a master of business administration in strategy and operations management from the University of Michigan and a bachelor of science in operations research and management from Case Western Reserve University.

Kennametal Inc. (NYSE: KMT) delivers productivity to customers seeking peak performance in demanding environments by providing innovative custom and standard wear-resistant solutions. This proven productivity is enabled through our advanced material sciences and application knowledge.

PRESS RELEASE

Our commitment to a sustainable environment provides additional value to our customers. Companies operating in everything from airframes to coal mining, from engines to oil wells and from turbochargers to construction recognize Kennametal for extraordinary contributions to their value chains. With annual sales of nearly $3 billion and approximately 13,000 employees, Kennametal serves customers in more than 60 countries worldwide – with more than 50 percent of these revenues coming from outside North America. Visit us at www.kennametal.com.

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